Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, May 8, 2009 — Whiting USA Trust I (NYSE Symbol — WHX) announced the Trust distribution of Net Profits for the first quarterly Payment Period of 2009.
Unitholders of record on May 20, 2009 will receive a distribution amounting to $9,363,683 or $0.675401 per unit payable May 29, 2009.
Volumes, Price and Net Profits for the Payment Period were:

Sales Volumes:
Oil (Bbls)	204,714
Natural Gas (Mcf)	902,384

Total (BOE)	355,111

Average Sales Prices:
Oil (per Bbl)	$35.44
Natural Gas (per Mcf)	$4.49
Gross Proceeds:
Oil Sales	$7,255,558
Natural Gas Sales	$4,049,008

Total Gross Proceeds	$11,304,566
Costs:
Lease Operating Expense	$6,098,524
Production Taxes	$770,032
Realized Gains on Hedge Settlements	($6,323,384)

Total Costs	$545,172
Net Profits	$10,759,394
Percentage allocable to Trust’s	90%
Net Profits Interest
Total cash available for the Trust	$9,683,455
Provision for estimated Trust expenses	($300,000)
Montana state income tax withheld	($19,772)
Net cash proceeds available for distribution	$9,363,683
Trust units outstanding	13,863,889
Cash distribution per Trust unit	$0.675401
This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599 919 Congress Avenue, Austin, TX 78701 www.businesswire.com/cnn/whx.htm

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